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                                  EXHIBIT 21.1

                         SUBSIDIARIES OF THE REGISTRANT

The following entities comprise the direct and indirect subsidiaries of the
Registrant:

Evans National Bank
Evans National Financial Services, Inc.
ENB Insurance Agency, Inc.
Frontier Claims Services, Inc.
ENB Associates Inc.
Evans National Holding Corp.
Evans National Leasing, Inc.
Evans Capital Trust I
ENB Employers Insurance Trust

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